Exhibit 99.1

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NASSAU : COMMERCIAL DIVISION
-----------------------------------------x
JACK TRUGMAN, Individually and On        :   Index No. 07-4246
Behalf of All others Similarly Situated, :
                                         :   Honorable Ira B. Warshawsky, J.S.C.
                      Plaintiff,         :
                                         :
       vs.                               :
                                         :   AMENDED CLASS ACTION COMPLAINT
AEROFLEX, INC., GENERAL ATLANTIC         :
LLC, FRANCISCO PARTNERS II, L.P.,        :
HARVEY R. BLAU, JOSEPH E. POMPEO,        :
JOHN F. BENEDIK, LEONARD BOROW,          :
MILTON BRENNER, ERNEST E.                :
COURCHENE, PAUL ABECASSIS,               :
MICHAEL A. NELSON and BARTON D.          :
STRONG,                                  :
                                         :
                      Defendants.        :
-----------------------------------------x

     Plaintiff, by his attorneys, alleges upon information and belief, except for those allegations that pertain to him, which are alleged upon personal knowledge, as follows:

                              NATURE OF THE ACTION
                             ----------------------

     1. Plaintiff brings this stockholder class action on behalf of himself and all other public stockholders of Aeroflex, Inc. ("Aeroflex" or the "Company"), against Aeroflex, its directors (the "Individual Defendants"), and two private equity firms, General Atlantic LLC and Francisco Partners II, L.P. (the "Private Equity Buyers") (collectively, the "Defendants"), arising out of the Private Equity Buyers' acquisition of Aeroflex for $13.50 per share in a billion dollar going-private transaction (the "Buyout") that will permit them and other insiders to capitalize on the Company's growth potential and future prospects while cashing-out the Company's stockholders in the process. However, the Buyout consideration materially undervalues the Company and does not represent the true value of the stockholders' shares, particularly because one of the Private Equity Buyers, together with another private equity firm, had offered $16.50 per share several months before. The -1- Buyout consideration also clearly undervalues the Company in light of the Company's recent impressive financial results and its recent receipt of a more attractive, competing proposal that would not only provide stockholders with a $14.00 per share dividend, but, in contrast to the Buyout, would also provide stockholders with a continuing equity interest.

     2. Moreover, the so-called "sales process" that the Individual Defendants engaged in leading up to the Buyout was inherently flawed in light of the events and/or decisions that occurred following the failed initial bidding process. The Individual Defendants skewed the process to favor the Private Equity Buyers and their new financial advisor, Bear Steams & Co. ("Bear Stearns"). The Individual Defendants formed a special committee of three directors in connection with the initial bidding process (the "Special Committee") when Thomas Weisel Partners ("TWP") was the Company's financial advisor, but failed to do so for the Buyout, when Bear Steams acted in that capacity. This is all the more disturbing considering the fact that the entire Board and not a special committee replaced TWP with Bear Steams - the employer of Individual Defendant Paul Abecassis, an Aeroflex director, Chairman of the Special Committee and Senior Managing Director of Bear Steams. Moreover, during the initial bidding process Abecassis recused himself from voting at Special Committee meetings concerning the selection and engagement of a financial advisor because of his employment relationship with Bear Stearns, but did not recuse himself for any of the meetings concerning the Buyout. Additionally, the Individual Defendants and other insiders likewise stand to receive substantial benefits in connection with the Buyout, including the automatic vesting of options, the extinguishment of restrictions on restricted shares of stock, and the opportunity to obtain an equity interest in the Company after the close of the Buyout.

     3. Compounding the highly skewed and unfair nature of the Buyout is the fact that the Individual Defendants seek to obtain stockholder approval of the Buyout through materially false and misleading disclosures, including the issuance of a preliminary proxy statement (the "Proxy") that contains numerous omissions and misrepresentations. These omissions and misstatements concern, among other things, the process that resulted in the Buyout as well as the Buyout itself; the Company's true value and future prospects; and the benefits that the Individual Defendants and other insiders will receive in connection with the Buyout. Thus, not only have the Individual Defendants failed to maximize stockholder value in pursuing and approving the Buyout, but they have also misrepresented material aspects of the Buyout that will prevent stockholders from casting an informed vote in connection with the transaction.

     4. As proposed, the Buyout thus does not represent the best interests of the stockholders, but instead exposes the Individual Defendants' breaches of fiduciary duty in attempting to push-through a transaction that will benefit themselves, other insiders and the Private Equity Buyers, to the detriment of Plaintiff and the Company's other public stockholders. Indeed, in the Individual Defendants' rush to complete a transaction - any transaction - the Individual Defendants failed to maximize stockholder value and breached their fiduciary duties. Accordingly, Plaintiff, individually and on behalf of a class of similarly situated public stockholders of Aeroflex (the "Class"), seeks to obtain equitable relief compelling the Individual Defendants to properly exercise their fiduciary duties to stockholders and to enjoin the close of the Buyout in order to prevent irreparable harm to the Class. Absent intervention from the Court, however, Aeroflex stockholders will be forced to vote on the Buyout without full disclosure of all material information relevant thereto, and risk being misled into approving a transaction that will extinguish their interests in the Company and that is patently not in their best interests.

                                    PARTIES
                                   ---------

     5. Plaintiff Jack Trugman is, and at all times relevant hereto was, the owner of Aeroflex common stock.(1)

     6. Defendant Aeroflex is a corporation organized and existing under the laws of Delaware whose principal executive offices are located at 35 South Service Road, Plainview, New York. Using its advanced design, engineering and manufacturing capabilities, Aeroflex produces microelectronic and test solutions primarily for the broadband communications, aerospace and defense markets. It also designs and manufactures motion control systems for aerospace and defense applications. Operating primarily through two segments, the microelectronic solutions ("AMS") and test solutions ("ATS") segments, as well as through several subsidiaries, Aeroflex has hundreds of customers in the communications, satellite and aerospace/defense industries. The Company's common stock is publicly traded on the NASDAQ National Market System, and, as of February 5, 2007, the Company had more than 73 million shares of such stock issued and outstanding.

     7. Defendant General Atlantic LLC ("General Atlantic"), a limited liability company formed under the laws of Delaware, is a private equity firm that provides capital for companies driven by information technology or intellectual property. General Atlantic has invested in over 160 companies, has interests in 50 portfolio companies and has approximately $12 billion of capital under management. General Atlantic maintains an office at 650 Madison Avenue, New York, New York. General Atlantic aided and abetted the breaches of fiduciary duty described herein.

------------------

(1) Three other putative class actions (the "Actions") arising out of the same facts and circumstances, and involving the same (or substantially the same) defendants, were commenced in this Court: (i) Gerber v. Aeroflex, Inc., et al., Index No. 07-3943; (ii) Operating Engineers Local 825 Pension Fund v. Aeroflex, Inc., et al., Index No. 07-4181; and (iii) Levy v. Aeroflex, Inc., et al., Index No. 07-4761. Plaintiffs in the Actions intend to file a motion to consolidate the Actions momentarily, and all parties have memorialized their consent to consolidation in written stipulations.

     8. Defendant Francisco Partners II, L.P. ("Francisco Partners"), a limited partnership formed under the laws of Delaware, is a private equity firm that is focused exclusively on investments in technology and technology-enabled services businesses. Through its various affiliated entities, Francisco Partners is active across a broad range of technology sectors, including semiconductors and capital equipment, electronics components and manufacturing, and application and infrastructure software. Francisco Partners has approximately $5.0 billion of capital under management, and has an "investment horizon" that is typically from three to five years. Francisco Partners aided and abetted the breaches of fiduciary duty described herein.

     9. Defendant Harvey R. Blau has been the Company's Chairman of the Board of Directors (the "Board") and Chief Executive Officer ("CEO") since October 1991. He was Vice Chairman of the Company from November 1983 until October 1991 and has been a director since 1980. He is also Chairman and CEO of the Griffon Corporation ("Griffon"), a publicly-traded industrial company that produces garage doors, specialty plastic films and electronic and information communications systems.

     10. Defendant Leonard Borow ("Borow") has been President of the Company since August 2005, Chief Operating Officer ("COO") since October 1991, a director since November 1992 and Secretary since November 1993. From February 2004 until August 2005, he was a Vice Chairman and from October 1991 until February 2004, he was Executive Vice President. He was formerly the President of Comstron Corporation, a corporation that manufactured fast-switching frequency synthesizers and components that Aeroflex acquired in November 1989.

     11. Defendant Paul Abecassis ("Abecassis") has been a director of the Company since August 1998. He joined Bear Stearns International Limited ("Bear Steams Intl."), an investment banking firm, as a Managing Director in May 1990, and became a Senior Managing Director of the firm in September 1992. An affiliated entity of that firm, Bear Stearns, served as a financial advisor of the Company in connection with the Buyout.

     12. Defendant Joseph E. Pompeo ("Pompeo") has been a director of the Company since November 2002. He is licensed as a Certified Public Accountant in the State of New Jersey, and has been involved in the accounting industry throughout his career. From 1974 until June 2000, he was a partner at Arthur Andersen LLP ("Arthur Andersen"), serving as Director of the International Business Practice of the firm's New York metropolitan area offices from 1995 to 1999; Managing Partner of the firm's New Jersey offices from 1994 to 1998; and partner-in-charge of the Accounting and Auditing Division of the firm's San Juan, Puerto Rico office from 1979 to 1981. Since his retirement from the firm, he has served as an independent consultant.

     13. Defendant John F. Benedik ("Benedik") has been a director of the Company since May 2005. He is licensed as a Certified Public Accountant in the States of New York and New Jersey, and, like Pompeo, has been involved in the accounting industry throughout his career and, in particular, Arthur Andersen. Having joined Arthur Andersen in 1970, he was a partner of the firm from 1980 until his retirement, serving as a Managing Director from September 2002 to May 2003. Since his retirement, he has served as an independent consultant.

     14. Defendant Milton Brenner has been a director of the Company since August 1988, and, previously, was a director from 1973 to 1986. He was President of Aeroflex Laboratories Inc., a subsidiary of Aeroflex, for more than 15 years until his retirement in September 1988.

     15. Defendant Ernest E. Courchene, Jr. ("Courchene") has been a director of the Company since April 1980. At separate times throughout his career, he was an executive officer and/or director of a manufacturer of data communications diagnostic equipment, an investment banking firm and a manufacturer of cable assemblies for the electronics industry. Since his retirement, he has served as an independent consultant.

     16. Defendant Michael A. Nelson has been a director of the Company since November

2003. He was formerly involved in the United States military and, since his retirement, has been affiliated with, among other things, a military alumni association and an historical institution.

     17. Defendant Barton D. Strong has been a director of the Company since August 2005. He was formerly involved in the United States military, and, since his retirement, has served as an independent consultant to the government and private industry.

     18. The Individual Defendants, as officers and/or directors of Aeroflex, have a fiduciary relationship and responsibility to Plaintiff and the other common public stockholders of Aeroflex, and owe to Plaintiff and the other Class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            SUBSTANTIVE ALLEGATIONS
                           -------------------------

     19. After the close of trading on March 2, 2007, Aeroflex issued a press release announcing its entry into an agreement in connection with the Buyout (the "Merger Agreement"), pursuant to which the Private Equity Buyers will acquire Aeroflex for $13.50 in cash per share in a transaction that is valued at approximately $1 billion. The press release notes that the Buyout consideration represents a premium over the closing share price, prior to the announcement of the Buyout, earlier that day. As detailed herein, however, the alleged premium that stockholders will receive is nothing more than smoke and mirrors, as the consideration offered to stockholders does not reflect the true value of their shares.

     20. According to a recent press release issued by the Company, a special meeting of the Company's stockholders will take place on May 30, 2007, at which the stockholders will vote on whether to adopt the Merger Agreement.

                          The Purported Sales Process
                         -----------------------------

     21. As disclosed in the Proxy, the Company's skewed search for a buyer began in early November 2005, when an unidentified individual known by Borow, the Company's President, set up a meeting between Borow and Philip Trahanas ("Trahanas"), a General Atlantic representative. After the initial meeting, Borow and Trahanas had numerous other unspecified discussions and/or meetings, ultimately resulting in General Atlantic's request, on its own behalf as well as that of a private equity firm that is not identified in the Proxy, for access to Aeroflex's "non-public information." General Atlantic and the other private equity firm are referred to in the Proxy as the "initial bidding group," and shall be referred to likewise herein.

     22. The Company involved TWP in mid-January 2006, apparently for the purpose of vetting the initial bidding group's requests for information and other due diligence. At that point, Blau, the Company's Chairman and CEO, got involved, and had "periodic calls" with the initial bidding group regarding the group's due diligence.

     23. At a meeting  that took  place on  February  8,  2006,  the  Individual
Defendants discussed the fact that the initial bidding group had apparently expressed an interest in retaining certain members of the Company's management - including Borow - should a transaction be consummated. The Individual Defendants also discussed the fact that any contemplated transaction involving the initial bidding group would likely permit certain insiders to obtain an equity interest in the Company. Blau, however, apparently advised the other Individual Defendants that he "would only expect that his existing agreements would be respected" - agreements that entitle Blau to millions of dollars in benefits that are not shared by other stockholders. At that time, the Individual Defendants discussed the possibility of forming a special committee to review any potential transaction, but, inexplicably, did not do so.

     24. On March 1, 2006, the initial bidding group submitted a written indication of interest to acquire the Company for between $14.50 and $15.00 per share in cash. Not content with that range, Blau, Borow, and "several other" unidentified members of the Company's Board instructed TWP to demand that the initial bidding group increase the consideration and provide financing details. In response, on March 5, 2006 the initial bidding group submitted an indication of interest to acquire the Company at $15.25 per share, and provided certain details regarding its financing arrangements.

     25. On March 6, 2006, the Individual Defendants formed the Special Committee, consisting of Abecassis, as Chairman, Courchene and Pompeo. After instructing TWP to demand the initial bidding group to again raise its proposal
- this time, to $16.50 per share - the Special Committee, with the assistance of Blau and Borow (but excluding Abecassis), interviewed three financial advisory firms (including TWP and Bear Stearns) from March 10 through 12, 2006, and ultimately selected TWP as the Company's financial advisor. Although the Proxy makes no mention of Francisco Partners prior to this event, it discloses that TWP's engagement letter entitled TWP to a $250,000.00 fee, as well as an additional fee of approximately $7.25 million if the Buyout closes - an additional fee that TWP would not receive "if an alternative transaction is completed unless a member of the initial bidding group or Francisco Partners were to be the acquiror."

     26. On March 17, 2006, TWP advised the Special Committee and Blau that it valued the Company at between $15.00 and $17. 00 per share and it recommended that the Special Committee pursue a transaction with the initial bidding group. Based on this range, the Special Committee instructed TWP to advise the initial bidding group that the Company would forego a "pre-signing market check" if the initial bidding group offered $16.50 per share. In response, the initial bidding group again raised its offer - to $16.50 per share - a day later. The Board did not accept the offer, citing concerns about a proposed "exclusivity" provision.

     27. On March 24, 2006, Francisco Partners contacted TWP regarding pursuing a potential transaction, but the Special Committee elected not to pursue the inquiry.

     28. After conducting additional due diligence, in mid-April 2006, the initial bidding group indicated that it was not interested in pursuing a transaction at $16.50 per share but wanted to perform additional due diligence. However, after the Special Committee provided it with Aeroflex's "flash" financial results for the quarter ended March 31, 2006, General Atlantic was no longer interested in pursuing a transaction at the price ranges that it had previously indicated. In addition, General Atlantic advised TWP that the second private equity firm had lost interest altogether. When General Atlantic could not find a new financial partner within the time frame required by the Special Committee, General Atlantic discontinued due diligence and the Company terminated its engagement of TWP. No details are provided regarding TWP's termination.

     29. In mid-July 2006, General Atlantic again expressed interest in pursuing a transaction with Aeroflex, but this time with Francisco Partners as an equity partner. Around the same time, the Individual Defendants -- apparently including Abecassis -- engaged Bear Stearns as the Company's financial advisor. In November 2006, after reviewing various strategic alternatives with Bear Stearns, the Individual Defendants directed Aeroflex management to identify potential buyers with Bear Stearns. The Special Committee appears to have played no role in this process.

     30. On November 20, 2006, the Private Equity Buyers submitted a written indication of interest to acquire the Company at $13.00 per share - substantially below the price at which General Atlantic had been willing to pursue a transaction with Aeroflex several months earlier. Thus began Aeroflex's rush to complete a transaction -- any transaction -- regardless of whether stockholders were getting a good deal.

     31. Although the Individual Defendants twice considered forming a new special committee of directors to evaluate the Private Equity Buyers' offer, however, they elected not to do so. In addition, the Individual Defendants again instructed Bear Stearns and Aeroflex management to identify potential buyers. No action was taken with regard to such potential buyers.

     32. After additional negotiations, the Private Equity Buyers eventually raised their offer to $13.50 per share in late-January 2007 -- still far below the price at which General Atlantic had proposed to acquire the Company previously. Nevertheless, the Company entered into a period of negotiations with the Private Equity Buyers regarding the Merger Agreement.

     33. In February 2007, the Company engaged Banc of America Securities LLC ("BofA") to render a fairness opinion, primarily because Bear Steams had agreed to provide "stapled" financing to a potential buyer other than the Private Equity Buyers - a practice by which an investment bank that serves as a financial advisor for a target simultaneously offers financing for the transaction to the acquirer. On March 1, 2007, Bear Steams and BofA each rendered an opinion that the consideration that the Private Equity Buyers have offered in connection with the Buyout is fair, from a financial point of view, to the Company's stockholders. After receiving these opinions, the Individual Defendants unanimously approved the adoption of the Merger Agreement, and, on March 2, 2007, executed the Merger Agreement. Prior to doing so, however, the Individual Defendants ensured that Blau and Borow stand to receive millions of dollars in additional benefits that they would not necessarily have been entitled to otherwise, by, among other things, approving the Company's entry into letter agreements with each of them that upwardly adjusts certain aspects of their compensation.

     34. Although the Company had never expressly agreed to negotiate exclusively with the Private Equity Buyers, it appears that the Company did not contact any other potential buyers through the date of the execution of the Merger Agreement. Nevertheless, in an effort to make the process and the Merger Agreement appear legitimate to stockholders, the Individual Defendants ensured that the Merger Agreement contained a go shop" provision that permitted the Company to solicit other offers. The "go shop" period expired on April 18, 2007.

     35.  Although the Individual  defendants  never expected any other buyer to submit a proposal, one did. In an April 19, 2007 press release, the Company announced that it had received a proposal from Veritas Capital, a New York-based private equity firm. The alternative proposal contemplates a leveraged recapitalization of Aeroflex that would provide stockholders with a $14.00 per share dividend as well as an aggregate 21.2% of the common equity interest in the Company post-closing. The Individual Defendants' failure to maximize stockholder value is thus self-evident.

                   Material Information Concerning the Buyout
                           Is Omitted from the Proxy
                           -------------------------

     36. As set forth below in detail, the Proxy omits material information about the Buyout that must be rectified before Aeroflex stockholders will be able to cast a fully informed vote on the Buyout. These disclosure issues raise serious concerns about the manner in which the Individual Defendants determined to pursue the Buyout, as well as whether the Buyout is truly in the stockholders' best interests.

     37. For example, with regard to the "Background of the Merger," the Proxy fails to disclose how and why General Atlantic first became interested in considering a potential transaction with the Company, or, alternatively, how and why the Company first became interested in pursuing a transaction with General Atlantic. The Proxy further fails to disclose the identity of the individual who set up the initial meeting between Borow and Trahanas, Great Atlantic's representative. This information must be provided to stockholders in order for them to fully understand the true manner in which the Buyout ultimately came about.

     38. The Proxy likewise fails to identify the second private equity firm that initially pursued a transaction with Great Atlantic, as part of the initial bidding group. With that private equity firm's participation in the initial bidding group, however, General Atlantic was willing to offer as much as $16.50 per share to acquire the Company. In contrast, with the exit of that potential buyer and the entry of Francisco Partners, General Atlantic was willing to pay only $13.50. Information about this bidder, including its identity, would provide much-needed insight to stockholders with regard to evaluating the Private Equity Buyers' offer - particularly because

General Atlantic had contemplated paying an additional $3.00 per share for the Company only several months prior.

     39. Although the Proxy indicates that General Atlantic sought to engage in a transaction with another firm in order to "accommodate . . . its then current investment guidelines," the Proxy neither discloses what those guidelines were nor whether they changed over time. This information would inform stockholders of whether General Atlantic would have considered pursuing a transaction with the Company at a later date, without the assistance of another private equity firm.

     40. Disclosure relating to the terms of TWP's engagement is also necessary, particularly because, if the Buyout goes through, TWP will be entitled to a $7.25 million fee even though it was discharged prior to the Private Equity Buyers' initial expression of interest. Pursuant to TWP's March 13, 2006 engagement letter, TWP received a fee of $250,000.00. That engagement letter, which appears to predate Francisco Partners' first contact with TWP, also provides that TWP TWP would be entitled to receive an "additional" fee in the amount of $7.25 million in the event that a member of the initial bidding group or Francisco Partners were to be the acquirer. Information concerning this arrangement must be provided to stockholders so that they can adequately understand the initial phases of the sales process that the Company, and TWP, undertook.

     41. The Proxy also fails to disclose the circumstances surrounding TWP's termination. After a year of discussions, in which TWP expended considerable efforts in negotiating with the initial bidding group and arrived at the cusp of a transaction at the highest price yet obtained at the time - $16.50 per share - the Special Committee terminated TWP's engagement. Stockholders must know the specific reasons for TWP's termination, as well as the circumstances surrounding such termination, especially since the highest proposal during the process came about when TWP was involved.

     42. Moreover, while the Proxy indicates that TWP had performed financial services for - 13 - Aeroflex, the Proxy does not identify any such services. Also undisclosed is the amount of any fees that TWP received in connection with performing such services, in addition to whether TWP currently performs any services for the Company. Likewise, the Proxy fails to detail why the Company finally formally engaged TWP as of March 13, 2006, when TWP had apparently performed financial advisory services for the Company in connection with pursuing a potential transaction since at least January 2006. Moreover, the Proxy completely omits any information regarding whether TWP has performed (or performs) services for the Private Equity Buyers, as well as whether TWP has received (or will receive) any fees from them. All of this information must be disclosed to stockholders.

     43. The circumstances surrounding the Company's engagement of the Company's other advisors are also unclear from the Proxy. For example, the Special Committee's formal engagement of Skadden, Arps, Slate Meagher & Flom LLP
("Skadden") appears to have arisen based on "discussions" that took place on March 6, 2006, but it does not appear that any other law firms were considered. Stockholders should be informed of why the Company appears to have only considering engaging Skadden as its financial advisor. Moreover, it appears that Skadden counseled the Company in connection with pursuing a possible transaction since at least February 2006. The Company's delay in formally engaging Skadden until March 2006 should be explained.

     44. In addition, on March 10 and 13, 2006, the Special Committee--with the exclusion of Abecassis -- interviewed three financial advisory firms, two of which were TWP and Bear Steams and one of which is unidentified in the Proxy (but should be identified). After the termination of TWP's engagement, however, Bear Steams was engaged as the Company's financial advisor at a full meeting of the Board -- apparently with the participation of Abecassis. In light of
Abecassis'  insurmountable  conflict of interest  arising out of his  employment with Bear Steams, the Board's justification for permitting Abecassis to participate in the ratification of Bear Stearns should be disclosed. Moreover, the Proxy indicates that Bear Steams has previously been engaged by General Atlantic and Francisco Partners to provide investment banking services on matters unrelated to the Buyout, and that it may seek to perform additional services to those entities in the future. However, specific information regarding those services, as well as the fees that Bear Steams has received (or expects to receive), is undisclosed but is highly material to stockholders.

     45. When the Company finally hired Banc of America Securities LLC ("BofA") to render a fairness opinion, the Board interviewed four financial advisory firms, the identities of which are not disclosed (but should be). Nevertheless, the Company still paid Bear Stearns $2 million to render a fairness opinion. The utility of Bear Stearns' conflicted fairness opinion to the Company, or its stockholders, should be disclosed. At the very least, stockholders are entitled to know why $2 million of the Company's funds are being diverted to one of its financial advisors whose opinion is of little -- if any -- credibility whatsoever, particularly when the Company hired BofA to render a non-conflicted fairness opinion. Moreover, the Proxy also indicates that BofA has provided financial advisory and financing services to General Atlantic and Francisco Partners, and that it may perform additional services to those entities in the future. However, specific information regarding those services, as well as the fees that BofA has received (or expects to receive), is undisclosed but is highly material to stockholders.

     46. The Proxy also fails to disclose what, if any, other information was provided to the initial bidding group in addition to Company management's projections for fiscal years 2006 through 2010. This information is necessary to evaluate the information that the Private Equity Buyers received, especially in light of the consideration difference in offer prices.

     47. In addition, the Proxy does not disclose why the Individual Defendants did not form a special committee to consider the initial bidding group's expression of interest, even though the Individual Defendants had considered doing so in February 2006. In fact, the Board did not form the

Special Committee until March 2006 - at least four months after the initial bidding group's first indication of interest, in early-November 2005. However, even when the Proxy describes the Special Committee's formation, it does not detail the criteria that the Board used to select its three members or their fitness or aptitude for the position.

     48. Moreover, the Proxy fails to explain the apparent discrepancy between the Board's expressed intention to conduct a pre-signing "market check" as of the March 2006 negotiations with the initial bidding group, and its later election instead to include a "go shop" provision in the Merger Agreement when a deal was struck with the Private Equity Buyers - a process that would necessarily occur, and did occur, after the signing of the Merger Agreement, when the Company was at risk of paying a termination fee in the event the Board accepted an alternate offer. In fact, the risk that the Company may pay a termination fee may soon be realized, as Veritas Capital's competing proposal, if accepted, would require the Company to pay a termination fee of between $22.5 million or $37.5 million (depending on whether Veritas Capital is an "excluded party" as defined in the Merger Agreement, which would require the payment of the lower fee).

     49. Further, although the Proxy indicates that Francisco Partners contacted TWP "on an informal, non-specific basis" concerning Aeroflex's interest in a potential transaction, it does not disclose how Francisco Partners learned that the Company may be interested in such a transaction.

     50. The Proxy's lack of detail continues with respect to each and every indication of interest that the Company received during the sales process. While it appears that only three potential buyers -- consisting of the Private Equity Buyers and the second private equity firm that formed the initial bidding group -- expressed interest in acquiring the Company, the multiple indications of interest that the Company received are not described in adequate detail to provide stockholders with a meaningful understanding of the offers (or the negotiations, for that matter). Indeed, the initial bidding group offered as much as $16.50 per share, only to later inexplicably withdraw the offer and discontinue discussions with the Company. Although the Proxy indicates that TWP discussed with the Board "why the initial bidding group was no longer comfortable with a transaction price of $16.50 per share or in a position to propose an alternative price," no details regarding those points are disclosed.

     51. Likewise, when the Private Equity Buyers later expressed interest, they initially offered only $13.00 - $3.50 below General Atlantic's highest previous offer, as part of the initial biding group. The Private Equity Buyers later raised their proposal to $13.50, which they described as their "best and final offer" - still far below the initial bidding group's lowest initial proposal of $14.50 per share. Specific information regarding each indication of interest is thus necessary to apprise stockholders of whether the consideration offered in connection with the Buyout is truly in their best interests. As the Buyout presently stands, however, it appears that the Buyout does not represent a maximization of stockholder value.

     52. Moreover, when the initial bidding group discontinued due diligence in April 2006, General Atlantic advised TWP that "the second private equity firm had  withdrawn  from the  transaction  ...." The  Proxy,  however,  contains  no explanation as to why General Atlantic, as opposed to the second private equity firm itself, informed the Company that the second private equity firm was no longer interest in pursuing a transaction with the Company.

     53. Further, when General Atlantic had initially expressed a willingness to pursue a transaction without the second private equity firm, but with another firm in its stead, the Special Committee authorized it do so. However, the Special Committee imposed certain "specified conditions," several of which are disclosed in the Proxy. All such conditions, however, must be disclosed to stockholders in order to permit them to determine whether the Special Committee was acting in their best interests when it imposed those conditions.

     54. The Proxy is equally bereft of any detail regarding the strategic or other alternatives that the Company considered which did not involve a sale of the Company. For example, although the Proxy indicates that the Company discussed certain alternatives with its financial advisors on several occasions - with TWP and Bear Stearns, on April 27, 2006 and November 9, 2006, respectively - specific details regarding the benefits and detriments of such alternatives are not disclosed. Significantly, however, the Veritas Capital proposal presents a leveraged recapitalization - a viable alternative transaction that is not discussed anywhere in the Proxy.

     55. In the same vein, the Proxy fails to disclose adequate insight into why the Company did not pursue strategic buyers, instead reciting Bear Steam's opinion that "it would be difficult to identify a likely strategic acquiror for Aeroflex" because of the Company's "disparate mix of businesses and lack of any one  dominant  business  . . . ." It is  completely  unclear,  however,  how any purported difficulty in finding a strategic buyer warrants the complete exclusion of any in the sales process. Material Information Concerning the Analyses of the Financial Advisors is Omitted from the Proxy

     56. The Proxy fails to adequately disclose certain material information concerning the analyses that the Company's financial advisors performed in connection with the Buyout. For example, the Proxy fails to disclose the methodologies that TWP employed in performing its preliminary valuation analyses that resulted in a preliminary valuation for the Company of between $15.00 and $17.00 per share. In fact, the Proxy merely discloses the fact that TWP arrived at the range and that it "employed several standard financial analysis methodologies," but does not at all specify what those methodologies were. The Proxy likewise fails to disclose why Bear Stearns believed that the Private Equity Buyers would not offer more than $13.50 per share, in light of TWP's valuation analysis and General Atlantic's much higher previous bid.

     57. The Proxy also fails to explain in the "Financial Data and Projections" section why the Private Equity Buyers only received Case "A" projections when, in fact, the Case "B" projections purportedly represented management's "best case" scenario and, allegedly, the most likely to be achieved.

     58. The Proxy also fails to explain why management's financial projections do not correspond to the Company's historical results. For example, in the "Financial Data and Projections" section of the Proxy, no rationale is provided for the manner in which Aeroflex expects to increase EBITDA from 13.54% to 17.29% in one year, as projected in Base Case "B."

     59. The Proxy also fails to disclose why Bear Steams applied a perpetual growth range of between 4% and 7% to calculate an implied range of terminal values with respect to its Discounted Cash Flow ("DCF") Analysis. Similarly, the Proxy does not explain how Bear Steams determined a weighted average cost of capital of between 12% and 14% in its DCF Analysis.

     60. The Proxy likewise fails to disclose how Bear Stearns selected Enterprise Value ("EV")/Revenue, EV/EBITDA, EB/EBIT and P/Forward Earnings in its Public Companies Analysis. In fact, the Proxy is entirely silent on the criteria that Bear Steams used to select the public companies to which it compared Aeroflex. In addition, although the Proxy reveals overwhelmingly general reasons for Bear Steams' decision not to give the Public Companies Analysis "substantial weight," it does not disclose any specific reasons. Moreover, the Proxy also fails to explain Bear Steams' reason to exclude from its Public Companies Analysis, among other things, stock-based compensation from calculations of EBIT and EBITDA; and acquisition-related intangibles and amortization from calculations of EBIT.

     61. Further, the Proxy does not reveal any rationale for Bear Stearns' election not to perform any analyses other than the Historical Stock Price, DCF and Public Companies Analyses.

 Aeroflex's Directors and Officers Will Reap Benefits from the Buyout That Are
            Not Shared by Aeroflex's Non-Insider Public Stockholders
            --------------------------------------------------------

     62. In exchange for enabling the Private Equity Buyers to acquire the Company at an inadequate price, the Company's officers and directors, including the Individual Defendants, have secured benefits for themselves that differ in nature and degree from those that the Company's public stockholders will receive from the Buyout. These benefits prevented the Company's officers and directors, including the Individual Defendants, from making an independent and subjective determination of whether the Buyout is in the Company's stockholders' best interests.

     63. For example,  the Proxy  indicates  that certain  insiders -- including
Individual Defendant Borow -- will acquire presently-undisclosed equity interests in the Company in connection with the Buyout. Thus, even though ownership of the Company will change hands and public stockholders will be cashed-out in the process, Company insiders will have an opportunity to share in the Company's future prospects in connection with the Buyout. Significantly, however, the Proxy does not indicate that the Individual Defendants ever considered engaging in a transaction that would permit public stockholders to retain an equity interest in the Company.

     64. Moreover, the Proxy indicates that members of the Company's management (including Borow), as well as other insiders, are expected to continue their employment with the Company after the Buyout closes. However, even if they do not, certain of these insiders will receive substantial cash payments, as well as other benefits, in the event that they discontinue their employment, or their employment is terminated, including after a change-of-control (such as the Buyout presents). For example, because Blau will discontinue his employment with the Company after the close of the Buyout, he will receive millions of dollars under his employment and other agreements because of the change of control that he engineered.

     65. In addition, the stock-based interests that insiders hold will entitle them to take home millions of dollars, even though, as noted above, their employment with the Company will continue after the Buyout in most cases. For example, all of the Individual Defendants and members of the Company's executive management team hold unvested options to purchase Company shares that will automatically vest at the close of the Buyout. These benefits alone total nearly $26.5 million, with Blau taking home the lion's share, at more than $9.2 million - and Borow not far behind, at more than $7.6 million. Likewise, Blau also holds approximately 119,000 deferred shares which, upon termination, will result in a cash payment of over $1.6 million.

     66. Moreover, the Company's Supplemental Executive Retirement Plan ("SERP")
- under which Blau and Borow stand to receive benefits - will provide insiders with substantial other financial benefits based on the fact that the Buyout constitutes a change of control. Indeed, in the event that any executive eligible to receive benefits under the SERP is terminated for any reason within 12 months of the close of the Buyout (or any other change of control), that executive is entitled to receive the fully vested amount of retirement benefits. In the case of the Buyout, that means that Blau would automatically receive $10.3 million simply for retiring, and Borow would receive $9.9 million. Notably, however, because Blau does not intend to continue his employment with the Company in connection with the Buyout, he will accelerate the vesting of $4.7 million in such benefits. The SERP also entitles those executives to tax gross-up payments that can total millions of dollars, particularly in the cases of Blau and Borow. Although Blau is clearly retiring, the Proxy does not estimate the amount of these gross-up payments.

     67. Further, pursuant to the letter agreements that the Company entered into with Blau and Borow on March 2, 2007, any fees or expenses that the Company pays or accrues in connection with the Buyout will not reduce the Company's pre-tax earnings in computing their annual bonuses for fiscal 2007. In the aggregate, those bonuses are conservatively estimated at $5 million. Moreover, under their employment agreements, Blau and Borow would be entitled to severance payments in the amount of $4.5 million and $4.7 million, respectively, with equally grandiose tax gross-up payments in the amount of $2.2 million and $5.1 million, respectively. Furthermore, Blau and Borow are entitled to receive deferred bonus compensation in the amount of $2.5 million and $2.85 million, respectively, following a change of control. In addition, Blau and Borow are contractually entitled to receive three-years of "consulting payments" in an amount equal to two-thirds of their respective last annual base salaries following a termination of employment. This will entitle Blau, who will retire in connection with the Buyout, to millions more.

     68. Finally, Blau has recently come under fire for the substantial benefits that he has engineered for himself at both Griffon and Aeroflex. In recent public filings, two hedge fund firms that are also large stockholders of Griffon, Clinton Group, Inc. ("Clinton") and Barrington Companies Equity Partners, L.P., expressed their dissatisfaction with Blau's lucrative dual-role as Chairman and CEO of both Griffon and Aeroflex. As an attachment to an Amendment to a Schedule 13D filed on March 15, 2007, for example, Clinton expressed the following opinions:

     Ironically,   the  most  recent  precedent  defense  transaction  that
     supports the "sum of the parts" valuation is the recently announced Aeroflex Incorporated transaction which appears to be based on an 11 x trailing EBITDA multiple. Mr. Blau is obviously familiar with this deal since he is also chairman and CEO of that public company, and it appears that he stands to reap a profit of well in excess of $40 million from that transaction for what we would describe, for both Aeroflex and Griffon, as a "part-time" CEO role.

                                     * * *

     We do not believe that an executive officer should be a part-time employee serving simultaneously as an officer of another company. Currently, Harvey Blau is the CEO of both Griffon Corporation and Aeroflex Incorporated. This is an untenable situation, particularly in view of Mr. Blau's compensation (over $5 million in just cash and bonus in fiscal 2006), while the stock has floundered. Through the recent announcement of Aeroflex's going private transaction, it seems this dual CEO role issue may resolve itself. Nonetheless, we believe that such a scenario should never have occurred, nor should it ever transpire again. To that end, we request that the Board of Directors adopt a policy of limiting executive's outside obligations. [Emphasis added.]

     69. Moreover, the mainstream press has taken note of the substantial pay that Blau receives as the executive of two companies. For instance, in a June 27, 2005 Newsday article entitled "Pay rises 5.1% in 2004 for biggest earners at LI's publicly held companies," Blau's total compensation as of that time, in relation to other executives of Long Island-based companies, was examined - and found to eclipse them:

     Other chief executives, though, received salaries far in excess of what was paid to CEOs at comparably sized companies. Harvey R. Blau made the top 10 list twice while collecting paychecks as chairman and chief executive of two Long Island companies - Aeroflex Inc. and Griffon Corp. Those packages add up to $14.3 million. At both places he was above the median for comparably sized companies.

     The median compensation for chief executives at mid-sized companies like Aeroflex was $1.3 million, according to Aon [Consulting, which analyzed pay for nearly 4,000 chief executives and also provided compensation data for Newsday's report]. Blau made $7.9 million atAeroflex.

     Michael Gorin, vice chairman and chief financial officer for Aeroflex, said: "The bonus is based strictly on the earnings of the company. The earnings go up, the bonus goes up. The earnings go down, the bonus goes down."

     The median total compensation at large companies like Griffon was $3 million, Aon reported. Blau received $6.4 million at Griffon. Company officials didn't respond to questions about his pay. [Emphasis added.]

     70. All of these benefits thus gave the Individual Defendants and other Company insiders incentive to (i) pursue a sale of the Company; and (ii) steer the transaction into the Private Equity Buyers' hands when they were the only one that made a formal offer, after the inferior sales process failed. Thus, it appears that the Individual Defendants did maximize value in connection with the Buyout - for themselves.

     71. Accordingly, the Company's officers and directors, including the Individual Defendants, have supported the Buyout in order to secure substantial benefits for themselves that differ in nature and degree from those benefits that Plaintiff and the Company's other public stockholders will receive.

              The Individual Defendants and the Company's Advisors
     Were Conflicted By Virtue of Their Business and Personal Relationships
     ----------------------------------------------------------------------

     72. The Individual Defendants, including the members of the Special Committee, have irreconcilable conflicts of interest as a result of their longstanding business and personal ties that irremediably infected the sales process.

     73. For example, at least one of the Company's financial advisors in connection with the Buyout - Bear Stearns - was and is saddled by longstanding ties to the Company's directors and executives, insofar as Abecassis is a Senior Managing Director of Bear Steams Intl., a position he has held since 1992, and, prior to that, had been a Managing Director since 1990. This connection is all the more troubling insofar as Abecassis was Chairman of the Special Committee of directors that the Individual Defendants formed to evaluate the Company's sale prospects. Any other ties that Abecassis has to Bear Steams are presently unclear but must be disclosed to stockholders.

     74. Bear Stearns is also conflicted by virtue of the fact that it has performed, and hopes to perform, services for the Private Equity Buyers in the future. BofA is conflicted for the same reason.

     75. Moreover, the Company's legal advisor, Skadden, has ties to Blau, insofar as Blaine Fogg ("Fogg"), a Skadden lawyer, is a Griffon director along with Blau. Moreover, Fogg counseled the Company in connection with the Buyout, and, in fact, is the lead attorney contact for Aeroflex in the Merger Agreement
- a clear conflict of interest that pervades the entire transaction. This clear conflict of interest, however, is not disclosed anywhere in the Proxy.

     76. In addition, Pompeo and Benedik occupied high-level executive positions at Arthur Andersen, at or about the same time, yet they both serve on the Company's Board and presumably determined whether to pursue the Buyout.

     77. Further, Blau and Borow are both longtime executives of Aeroflex and have a strong personal and business relationship that would clearly motivate them to achieve the transaction that is best suited for their own benefits. In this case, that transaction is the Buyout.

     78. Finally, the Proxy completely fails to disclose any other as yet unidentified business or personal relationships between the Individual Defendants, as between each other, the Company's executive officers, and the Company's financial advisors. These relationships should be fully and accurately disclosed to stockholders prior to any vote on the Buyout.

                    The Individual Defendants Agreed to
             A Grossly Inadequate Price for Aeroflex's Shares
             ------------------------------------------------

     79. The fact that the Individual Defendants conducted an inferior sales solicitation process further supports the conclusion that the Buyout consideration that the Private Equity buyers have offered to Aeroflex stockholders is materially inadequate. Indeed, not only did the Individual Defendants' failure to adequately "shop" the Company around to other interested parties enable the Private Equity Buyers to make an offer without comparison to other potential offers, but it also allowed the Individual Defendants to keep a tight lid on non-public information regarding Aeroflex's operations and anticipated financial results - information that may have prompted prospective buyers to submit competing offers to acquire the Company. In fact, such information clearly would have prompted other buyers to come forward, as evidenced, for example, by the recent proposal made by Veritas Capital.

     80. The Proxy itself evidences the flawed sales process. Indeed, as detailed therein, the Individual Defendants completely failed to consider strategic buyers, opting instead to negotiate with only three financial buyers, including the two Private Equity Buyers. This decision to completely freeze strategic buyers out of the process was unwarranted and unreasonable.

     81. Moreover, Blau - who was not a member of the Special Committee - improperly directed the entire solicitation process with the other Individual Defendants' approval, a role that was expressly reserved for the allegedly disinterested directors of the Special Committee. Indeed, numerous times throughout the process, the Special Committee took its cues from Blau, often soliciting his opinions and determining whether to pursue talks with a buyer as a result of whatever position he took. As such, in essence, the Special Committee appears to have virtually entirely delegated their duties to Blau. The Individual Defendants - and especially the Special Committee-thus appear to have failed to discharge their duty of care to stockholders, insofar as they did not "proceed with a critical eye" in assessing the process.

     82. In addition, the cash consideration offered in connection with the Buyout - $13.50 per share - is grossly inadequate for Aeroflex's shares and materially undervalues the Company. For example, as the Company noted in its 2006 Annual Report on Form 10-K (the "2006 Annual Report"), filed on or about September 13, 2006 for the fiscal year ended June 30, 2006 ("FY06"), Aeroflex's stock has traded as high as $13.87 during the third quarter, and as high as $13.51 during the fourth quarter, of FY06. In fact, the Company's stock reached $14.75 less than a year ago, in May 2006. The day after the April 19, 2007 announcement of Veritas Capital's proposal, the Company's stock price traded above $14.00.

     83. Moreover, the Company's financial results support a higher value than the Buyout consideration currently represents. For example, as reported in the 2006 Annual Report, the Company's financial results for FY06 increased on the whole over those for the prior fiscal year:

         o Net sales increased 19% to $551.8 million, from $463.4 million, with net sales in both the AMS and ATS segments increasing 16% and 22%, respectively;

         o Gross profit, on a consolidated basis, was 46.8% compared to 47.2%, thus slightly decreasing, but gross profit increased in both the AMS and ATS segments, to the tune of $17.7 million, or 17%, and $22.1 million, or 19%, respectively; and

         o Income from continuing operations was $28.1 million, or $.37 per diluted share, versus $18.6 million, or $.25 per diluted share.

     84. The Company reported similar improving financial results in its Form 10-Q, filed on or about February 7, 2007 for the period ended December 31, 2006, with net sales increasing 8%, and gross profit in the AMS and ATS segments increasing 6% and 7%, respectively, for the three months ended December 31, 2006 as compared to the same period in 2005.

     85. Further, the analyses that the Company's financial advisors performed call into question whether the consideration offered in connection with the Buyout is fair to Aeroflex stockholders, insofar as those analyses yielded a higher share price for the Company. For example, the preliminary analyses that TWP performed in March 2006 yielded a valuation range of between $15.00 and $17.00 per share -- far above the consideration that the Private Equity Buyers have offered to Aeroflex stockholders in connection with the Buyout.

     86. Finally, Veritas Capital's proposal, pursuant to which stockholders would receive a $14.00 dividend and still retain an aggregate 21.2% of the common equity in the Company, demonstrates that the company is worth far more than the Buyout consideration represents. Indeed, the dividend alone exceeds the Buyout consideration by 50 cents per share. However, including the value of the proposed amount of equity ownership with the value of that dividend demonstrates just how far off the Buyout consideration really is from the true value of the Company.

                          DEFENDANTS' FIDUCIARY DUTIES
                         -----------------------------

     87. In accordance with their duties of loyalty, care and good faith, the Individual Defendants, as directors and/or officers of Aeroflex, are obligated to refrain from:

         (a) Participating in any transaction in which the directors' or officers' loyalties are divided;

         (b) Participating in any transaction in which the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public stockholders of the Company; and/or

         (c) Unjustly enriching themselves at the expense or to the detriment of the public stockholders.

     88. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the sale of Aeroflex to the Private Equity Buyers, violated their fiduciary duties to him and the other public stockholders of Aeroflex, including their duties of loyalty, good faith and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by Plaintiff or the Class.

     89. Because the Individual Defendants have breached their duties of loyalty, good faith and independence in connection with the sale of Aeroflex, the burden of proving the inherent or entire fairness of the Buyout, including all aspects of its negotiation, structure and pricing, is placed upon the Individual Defendants as a matter of law.

                                  SELF-DEALING
                                 -------------

     90. By reason of their positions with Aeroflex, the Individual Defendants are in possession of non-public information concerning the financial condition and prospects of Aeroflex, including the true value and expected increased future value of Aeroflex and its assets, which they have not disclosed to the Company's public stockholders. Moreover, despite their duty to maximize stockholder value, the Individual Defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of Aeroflex's public stockholders.

     91. The Buyout is wrongful, unfair and harmful to Aeroflex's public stockholders, and represents an effort by Defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The Buyout is an attempt to deny Plaintiff and the other members of the Class their rights while usurping the same for Defendants' benefit on unfair terms.

     92. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

         o     Withdraw  their  consent to the  Buyout  and allow the  Company's
               shares  to  trade   freely  -  without   impediments,   including
               termination fees;

         o Act independently so that the interests of the Company's public stockholders will be protected, including, but not limited to, engaging truly independent advisors and/or appointing a truly independent Special Committee;

         o Adequately ensure that no conflicts of interest exist between Defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of Aeroflex's public stockholders; and

         o Fully and fairly disclose all material information to the Company's stockholders, including the true value of the Company.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

     93. Plaintiff brings this action as a class action pursuant to CPLR 901, et seq., individually and on behalf of the Class, who are being and will be harmed by Defendants' actions. Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of Defendants.

     94. This action is properly maintainable as a class action because:

         (a)  The  Class  is  so  numerous   that  joinder  of  all  members  is
impracticable. There are hundreds, if not thousands, of Aeroflex stockholders who are located throughout the United States;

         (b) There are questions of law and fact which are common to the Class, including:, among other things, whether any of Defendants have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of Aeroflex's public stockholders; and whether Plaintiff and the other Class members would be irreparably damaged if the defendants are not enjoined;

         (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class;

         (d) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and

         (e) Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                             FIRST CAUSE OF ACTION
                            -----------------------

          Breach of Fiduciary Duties Against the Individual Defendants

     95. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

     96. The Individual Defendants are in a position of control and power over Aeroflex's public stockholders, and have access to internal financial information about Aeroflex, its true value, and the benefits of ownership of the Company. The Individual Defendants, aided and abetted by Defendants Aeroflex and the Private Equity Buyers, are using their positions of power and control to benefit themselves in this transaction, to the detriment of Plaintiff and the Class.

     97. Moreover, the Individual Defendants, together with the Company's executives and other insiders, have engineered and timed the Buyout to capture the Company's growth prospects and future potential for themselves without requiring the Private Equity Buyers to pay an adequate or fair price for Aeroflex's stock.

     98. The Individual Defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of Aeroflex's public stockholders. The Individual Defendants have violated their fiduciary duties by directing the Company to enter into the Buyout without regard to the fairness of the transaction to Aeroflex's stockholders. Defendants Aeroflex and the Private Equity Buyers directly breached and/or aided and abetted the Individual Defendants' breaches of fiduciary duties owed to Plaintiff and the Class.

     99. As demonstrated by the foregoing, the Individual Defendants failed to exercise the care required, and breached their duties of care, loyalty, good faith, candor and independence owed to the stockholders of Aeroflex because, among other reasons:

         (a) They failed to properly value Aeroflex;

         (b) They ignored or did not protect against the numerous conflicts of interest resulting from their own interrelationships or connection with the Buyout; and

         (c) They abused their influence to aggrandize their own wealth upon the sale and their recommendation to endorse the sale of the Company.

     100. Because the Individual Defendants dominate and control the business and corporate affairs of Aeroflex, and are in possession of private corporate information concerning the Company's assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public stockholders of Aeroflex that makes it inherently unfair for the Individual Defendants to pursue any proposed transaction wherein they will reap disproportionate benefits, such as the Buyout.

     101. As a result of the actions of defendants, Plaintiff and the Class will suffer irreparable injury as a result of Defendants' self-dealing.

     102. Unless the Buyout is enjoined by the Court, the Individual Defendants will continue -31- to breach their fiduciary duties owed to Plaintiff and the Class, will not engage in arm's-length negotiations on the Buyout terms, and will not supply to Aeroflex's stockholders sufficient information to enable them to cast informed votes on the Buyout and may consummate the Buyout, all to the irreparable harm of the members of the Class.

     103. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class and may consummate the Buyout, which will exclude the Class from its fair share of Aeroflex's valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

     104. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants' actions threaten to inflict.

                             SECOND CAUSE OF ACTION
                            ------------------------

  Aiding and Abetting the Individual Defendants' Breaches of Fiduciary Duties,
           Against Defendants Aeroflex and the Private Equity Buyers

     105. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

     106. Defendants Aeroflex and the Private Equity Buyers are sued herein as aiders and abettors of the breaches of fiduciary duties outlined above by the Individual Defendants, as members of the Board of Aeroflex.

     107. The Individual Defendants breached their fiduciary duties of good faith, loyalty, due care and candor to Aeroflex's public stockholders, including Plaintiff and the Class, by failing to:

         (a) Fully inform themselves of the market value of the Company before directing the Company to enter into the Merger Agreement and recommending that stockholders approve the Merger Agreement and hence the Buyout;

         (b) Act in the best interests of the public stockholders of Aeroflex common stock;

         (c) Maximize stockholder value;

         (d) Obtain the best financial and other terms when the Company's independent existence will be materially altered by the Merger Agreement;

         (e) Act in accordance with their fundamental duties of good faith, due care and loyalty; and

         (f) Disclose all material information concerning the transaction to enable Aeroflex's public stockholders to cast informed votes on the Buyout.

     108. Such breaches of fiduciary duties could not and would not have occurred but for the conduct of defendants Aeroflex and the Private Equity Buyers, who aided and abetted such breaches by, among other things, entering into the Merger Agreement.

     109. Defendants Aeroflex and the Private Equity Buyers knew that they were aiding and abetting the Individual Defendants' breach of their fiduciary duties to the Aeroflex's stockholders.

     110. Defendants Aeroflex and the Private Equity Buyers Defendant rendered substantial assistance to the Individual Defendants' breach of their fiduciary duties to the Aeroflex stockholders.

     111. As a result of these Defendants' conduct of aiding and abetting the Individual Defendants' breaches of fiduciary duties, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares and will not be able to cast informed vote with all material information concerning the Buyout.

     112. Unless the actions of Defendants Aeroflex and the Private Equity Buyers are enjoined by the Court, they will continue to aid and abet the Individual Defendants' breach of their fiduciary duties owed to Plaintiff and the members of the Class, thus furthering a process that inhibits the maximization of stockholder value and the disclosure of material information.

     113. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants' actions threaten to inflict.

     WHEREFORE, plaintiff prays for judgment and relief as follows:

     A. Declaring that this action is properly maintainable as a class action, certifying Plaintiff as Class representative and certifying his counsel as class counsel;

     B. Declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable, and rescinding and invalidating the Merger Agreement and any other agreements that the Defendants entered into in connection with, or in furtherance of, the Buyout;

     C. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Buyout, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for stockholders;

     D. Directing the Individual  Defendants to exercise their fiduciary  duties
to  obtain  a  transaction   which  is  in  the  best  interests  of  Aeroflex's
stockholders;

     E. Imposing a constructive trust, in favor of Plaintiff and the Class, upon any benefits improperly received by Defendants as a result of their wrongful conduct;

     F. Awarding plaintiff the costs of this action, including a reasonable allowance for plaintiff's attorneys' and experts' fees; and

     G. Granting such other and further equitable relief as this Court may deem just and proper.

                               JURY TRIAL DEMAND
                               -----------------

     Plaintiff hereby demands a trial by jury on all issues so triable.

DATED: April 20, 2007              LERACH COUGHLIN STOIA GELLER
                                     RUDMAN & ROBBINS LLP
                                   SAMUEL H. RUDMAN
                                   DAVID A. ROSENFELD
                                   JOSEPH RUSSELLO

                                   /s/ JOSEPH RUSSELLO
                                   -------------------
                                       JOSEPH RUSSELLO

                                   58 South Service Road, Suite 200
                                   Melville, NY 11747
                                   Telephone: 631/367-7100
                                   631/367-1173 (fax)

                                   LERACH COUGHLIN STOIA GELLER
                                     RUDMAN & ROBBINS LLP
                                   DARREN J. ROBBINS
                                   RANDALL J. BARON
                                   655 West Broadway, Suite 1900
                                   San Diego, CA 92101
                                   Telephone: 619/231-1058
                                   619/231-7423 (fax)

                                   Attorneys for Plaintiff